SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

Golden Ocean Group Ltd.

(Name of Issuer)

Common stock, par value $0.05 per share

(Title of Class of Securities)

G39637205

(CUSIP Number)

May 23, 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G39637205

1	Name of Reporting Person: Quintana Shipping Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Marshall Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 1,300,000

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,300,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,300,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 1.1%*

12	Type of Reporting Person OO

*      Based on 114,572,992 Common Shares outstanding as of March 15, 2017, as reported on the Form 6-K of Golden Ocean Group Ltd. furnished with the Securities and Exchange Commission on March 17, 2017.

CUSIP No. G39637205

1	Name of Reporting Person: Quintana Shipping Investors LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Marshall Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 13,450,000

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 13,450,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,450,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 11.7%*

12	Type of Reporting Person OO

*      Based on 114,572,992 Common Shares outstanding as of March 15, 2017, as reported on the Form 6-K of Golden Ocean Group Ltd. furnished with the Securities and Exchange Commission on March 17, 2017.

CUSIP No. G39637205

1	Name of Reporting Person: Riverstone Quintana Shipping Holdco, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Marshall Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 13,450,000

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 13,450,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,450,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 11.7%*

12	Type of Reporting Person OO

*      Based on 114,572,992 Common Shares outstanding as of March 15, 2017, as reported on the Form 6-K of Golden Ocean Group Ltd. furnished with the Securities and Exchange Commission on March 17, 2017.

CUSIP No. G39637205

1	Name of Reporting Person: Riverstone/Carlyle Global Energy and Power Fund IV (Cayman), L.P

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Marshall Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 13,450,000

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 13,450,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,450,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 11.7%*

12	Type of Reporting Person OO

*      Based on 114,572,992 Common Shares outstanding as of March 15, 2017, as reported on the Form 6-K of Golden Ocean Group Ltd. furnished with the Securities and Exchange Commission on March 17, 2017.

CUSIP No. G39637205

1	Name of Reporting Person: Riverstone/Carlyle Energy Partners IV (Cayman), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Marshall Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 13,450,000

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 13,450,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,450,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 11.7%*

12	Type of Reporting Person OO

*      Based on 114,572,992 Common Shares outstanding as of March 15, 2017, as reported on the Form 6-K of Golden Ocean Group Ltd. furnished with the Securities and Exchange Commission on March 17, 2017.

CUSIP No. G39637205

1	Name of Reporting Person: R/C GP IV Cayman LLC I

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Marshall Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 13,450,000

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 13,450,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,450,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 11.7%*

12	Type of Reporting Person OO

*      Based on 114,572,992 Common Shares outstanding as of March 15, 2017, as reported on the Form 6-K of Golden Ocean Group Ltd. furnished with the Securities and Exchange Commission on March 17, 2017.

CUSIP No. G39637205

1	Name of Reporting Person: Riverstone/Carlyle Energy Partners IV, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 13,450,000

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 13,450,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,450,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 11.7%*

12	Type of Reporting Person OO

*                 Based on 114,572,992 Common Shares outstanding as of March 15, 2017, as reported on the Form 6-K of Golden Ocean Group Ltd. furnished with the Securities and Exchange Commission on March 17, 2017.

CUSIP No. G39637205

1	Name of Reporting Person: R/C Energy GP IV, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Marshall Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 13,450,000

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 13,450,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,450,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 11.7%*

12	Type of Reporting Person OO

*                 Based on 114,572,992 Common Shares outstanding as of March 15, 2017, as reported on the Form 6-K of Golden Ocean Group Ltd. furnished with the Securities and Exchange Commission on March 17, 2017.

CUSIP No. G39637205

1	Name of Reporting Person: QSO Holdco, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Marshall Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 13,450,000

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 13,450,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,450,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 11.7%*

12	Type of Reporting Person OO

*                 Based on 114,572,992 Common Shares outstanding as of March 15, 2017, as reported on the Form 6-K of Golden Ocean Group Ltd. furnished with the Securities and Exchange Commission on March 17, 2017.

CUSIP No. G39637205

1	Name of Reporting Person: Quintana Ship Owners LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Marshall Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 13,450,000

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 13,450,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,450,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 11.7%*

12	Type of Reporting Person OO

*                 Based on 114,572,992 Common Shares outstanding as of March 15, 2017, as reported on the Form 6-K of Golden Ocean Group Ltd. furnished with the Securities and Exchange Commission on March 17, 2017.

CUSIP No. G39637205

1	Name of Reporting Person: QSI Holdco, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Marshall Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 13,450,000

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 13,450,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,450,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 11.7%*

12	Type of Reporting Person OO

*                 Based on 114,572,992 Common Shares outstanding as of March 15, 2017, as reported on the Form 6-K of Golden Ocean Group Ltd. furnished with the Securities and Exchange Commission on March 17, 2017.

CUSIP No. G39637205

1	Name of Reporting Person: QSI Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Marshall Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 13,450,000

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 13,450,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,450,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 11.7%*

12	Type of Reporting Person OO

*                 Based on 114,572,992 Common Shares outstanding as of March 15, 2017, as reported on the Form 6-K of Golden Ocean Group Ltd. furnished with the Securities and Exchange Commission on March 17, 2017.

CUSIP No. G39637205

1	Name of Reporting Person: Quintana Capital Group II, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 13,450,000

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 13,450,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,450,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 11.7%*

12	Type of Reporting Person OO

*                 Based on 114,572,992 Common Shares outstanding as of March 15, 2017, as reported on the Form 6-K of Golden Ocean Group Ltd. furnished with the Securities and Exchange Commission on March 17, 2017.

CUSIP No. G39637205

1	Name of Reporting Person: Quintana Capital Group GP, Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 13,450,000

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 13,450,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,450,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 11.7%*

12	Type of Reporting Person OO

*                 Based on 114,572,992 Common Shares outstanding as of March 15, 2017, as reported on the Form 6-K of Golden Ocean Group Ltd. furnished with the Securities and Exchange Commission on March 17, 2017.

CUSIP No. G39637205

1	Name of Reporting Person: Corbin J. Robertson, Jr.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 13,450,000

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 13,450,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,450,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 11.7%*

12	Type of Reporting Person OO

*                 Based on 114,572,992 Common Shares outstanding as of March 15, 2017, as reported on the Form 6-K of Golden Ocean Group Ltd. furnished with the Securities and Exchange Commission on March 17, 2017.

Item 1(a).                                          Name of Issuer:  Golden Ocean Group Ltd.

Item 1(b).                                          Address of Issuer’s Principal Executive Offices:

Par-la-Ville Place
14 Par-la-Ville Road
Hamilton, HM 08, Bermuda

Item 2(a).                                          Names of Persons Filing:

Quintana Shipping Ltd.

Quintana Shipping Investors LLC

Riverstone Quintana Shipping Holdco, LLC

Riverstone/Carlyle Global Energy and Power Fund IV (Cayman), L.P.

Riverstone/Carlyle Energy Partners IV (Cayman), L.P.

R/C GP IV Cayman LLC I

Riverstone/Carlyle Energy Partners IV, L.P.

R/C Energy GP IV, LLC

QSO Holdco, LLC

Quintana Ship Owners LLC

QSI Holdco, LLC

QSI Holdings, L.P.

Quintana Capital Group II, L.P.

Quintana Capital Group GP, Ltd.

Corbin J. Robertson, Jr.

Item 2(b).                                          Address or Principal Business Office or, if none, Residence:

The principal business office for Quintana Shipping Ltd., Quintana Shipping Investors LLC, QSO Holdco, LLC, Quintana Ship Owners LLC, QSI Holdco, LLC, QSI Holdings, L.P., Quintana Capital Group II, L.P., Quintana Capital Group GP, Ltd. and Corbin J. Robertson, Jr. is 601 Jefferson Street, Suite 3600, Houston, Texas 77002

The principal business office for Riverstone Quintana Shipping Holdco, LLC, Riverstone/Carlyle Global Energy and Power Fund IV (Cayman), L.P., Riverstone/Carlyle Energy Partners IV (Cayman), L.P., R/C GP IV Cayman LLC I, Riverstone/Carlyle Energy Partners IV, L.P. and R/C Energy GP IV, LLC is 712 Fifth Ave., 36th Floor New York, NY 10019

Item 2(c).                                           Citizenship:

Quintana Shipping Ltd. is a Marshall Islands corporation

Quintana Shipping Investors LLC is a Marshall Islands limited liability company

Riverstone Quintana Shipping Holdco, LLC is a Marshall Islands limited liability company

Riverstone/Carlyle Global Energy and Power Fund IV (Cayman), L.P. is a Delaware limited partnership

Riverstone/Carlyle Energy Partners IV (Cayman), L.P. is a Delaware limited partnership

R/C GP IV Cayman LLC I is a Delaware limited liability company

Riverstone/Carlyle Energy Partners IV, L.P. is a Delaware limited partnership

R/C Energy GP IV, LLC is a Delaware limited liability company

QSO Holdco, LLC is a Marshall Islands limited liability company

Quintana Ship Owners LLC is a Delaware limited liability company

QSI Holdco, LLC is a Marshall Islands limited liability company

QSI Holdings, L.P. is a Cayman Islands limited partnership

Quintana Capital Group II, L.P. is a Texas limited partnership

Quintana Capital Group GP, Ltd. is a Texas corporation

Corbin J. Robertson, Jr., an individual, is a citizen of the United States

Item 2(d).                                          Title of Class of Securities: Common Shares

Item 2(e).                                           CUSIP Number: G39637205

Item 3.                                                         If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a: Not applicable.

Item 4.                                                         Ownership:

1.              Quintana Shipping Ltd.

(a)         Amount beneficially owned:  1,300,000

(b)         Percent of class:  1.1%*

(c)          Number of units as to which the person has:

(i)             Sole power to vote or to direct the vote:  0

(ii)          Shared power to vote or to direct the vote:  1,300,000

(iii)       Sole power to dispose or to direct the disposition of:  0

(iv)      Shared power to dispose or to direct the disposition of:  1,300,000

2.              Quintana Shipping Investors LLC

(a)         Amount beneficially owned:  13,450,000

(b)         Percent of class:  11.7%*

(c)          Number of units as to which the person has:

(i)             Sole power to vote or to direct the vote:  0

(ii)          Shared power to vote or to direct the vote:  13,450,000

(iii)       Sole power to dispose or to direct the disposition of:  0

(iv)      Shared power to dispose or to direct the disposition of:  13,450,000

3.              Riverstone Quintana Shipping Holdco, LLC

(a)         Amount beneficially owned:  13,450,000

(b)         Percent of class:  11.7%*

(c)          Number of units as to which the person has:

(i)             Sole power to vote or to direct the vote:  0

(ii)          Shared power to vote or to direct the vote:  13,450,000

(iii)       Sole power to dispose or to direct the disposition of:  0

(iv)      Shared power to dispose or to direct the disposition of:  13,450,000

4.              Riverstone/Carlyle Global Energy and Power Fund IV (Cayman), L.P.

(a)         Amount beneficially owned:  13,450,000

(b)         Percent of class:  11.7%*

(c)          Number of units as to which the person has:

(i)             Sole power to vote or to direct the vote:  0

(ii)          Shared power to vote or to direct the vote:  13,450,000

(iii)       Sole power to dispose or to direct the disposition of:  0

(iv)      Shared power to dispose or to direct the disposition of:  13,450,000

5.              Riverstone/Carlyle Energy Partners IV (Cayman), L.P.

(a)         Amount beneficially owned:  13,450,000

(b)         Percent of class:  11.7%*

(c)          Number of units as to which the person has:

(i)             Sole power to vote or to direct the vote:  0

(ii)          Shared power to vote or to direct the vote:  13,450,000

(iii)       Sole power to dispose or to direct the disposition of:  0

(iv)      Shared power to dispose or to direct the disposition of:  13,450,000

6.              R/C GP IV Cayman LLC I

(a)         Amount beneficially owned:  13,450,000

(b)         Percent of class:  11.7%*

(c)          Number of units as to which the person has:

(i)             Sole power to vote or to direct the vote:  0

(ii)          Shared power to vote or to direct the vote:  13,450,000

(iii)       Sole power to dispose or to direct the disposition of:  0

(iv)      Shared power to dispose or to direct the disposition of:  13,450,000

7.              Riverstone/Carlyle Energy Partners IV, L.P.

(a)         Amount beneficially owned:  13,450,000

(b)         Percent of class:  11.7%*

(c)          Number of units as to which the person has:

(i)             Sole power to vote or to direct the vote:  0

(ii)          Shared power to vote or to direct the vote:  13,450,000

(iii)       Sole power to dispose or to direct the disposition of:  0

(iv)      Shared power to dispose or to direct the disposition of:  13,450,000

8.              R/C Energy GP IV, LLC

(a)         Amount beneficially owned:  13,450,000

(b)         Percent of class:  11.7%*

(c)          Number of units as to which the person has:

(i)             Sole power to vote or to direct the vote:  0

(ii)          Shared power to vote or to direct the vote:  13,450,000

(iii)       Sole power to dispose or to direct the disposition of:  0

(iv)      Shared power to dispose or to direct the disposition of:  13,450,000

9.              QSO Holdco, LLC

(a)         Amount beneficially owned:  13,450,000

(b)         Percent of class:  11.7%*

(c)          Number of units as to which the person has:

(i)             Sole power to vote or to direct the vote:  0

(ii)          Shared power to vote or to direct the vote:  13,450,000

(iii)       Sole power to dispose or to direct the disposition of:  0

(iv)      Shared power to dispose or to direct the disposition of:  13,450,000

10.       Quintana Ship Owners LLC

(a)         Amount beneficially owned:  13,450,000

(b)         Percent of class:  11.7%*

(c)          Number of units as to which the person has:

(i)             Sole power to vote or to direct the vote:  0

(ii)          Shared power to vote or to direct the vote:  13,450,000

(iii)       Sole power to dispose or to direct the disposition of:  0

(iv)      Shared power to dispose or to direct the disposition of:  13,450,000

11.       QSI Holdco, LLC

(a)         Amount beneficially owned:  13,450,000

(b)         Percent of class:  11.7%*

(c)          Number of units as to which the person has:

(i)             Sole power to vote or to direct the vote:  0

(ii)          Shared power to vote or to direct the vote:  13,450,000

(iii)       Sole power to dispose or to direct the disposition of:  0

(iv)      Shared power to dispose or to direct the disposition of:  13,450,000

12.       QSI Holdings, L.P.

(a)         Amount beneficially owned:  13,450,000

(b)         Percent of class:  11.7%*

(c)          Number of units as to which the person has:

(i)             Sole power to vote or to direct the vote:  0

(ii)          Shared power to vote or to direct the vote:  13,450,000

(iii)       Sole power to dispose or to direct the disposition of:  0

(iv)      Shared power to dispose or to direct the disposition of:  13,450,000

13.       Quintana Capital Group II, L.P.

(a)         Amount beneficially owned:  13,450,000

(b)         Percent of class:  11.7%*

(c)          Number of units as to which the person has:

(i)             Sole power to vote or to direct the vote:  0

(ii)          Shared power to vote or to direct the vote:  13,450,000

(iii)       Sole power to dispose or to direct the disposition of:  0

(iv)      Shared power to dispose or to direct the disposition of:  13,450,000

14.       Quintana Capital Group GP, Ltd.

(a)         Amount beneficially owned:  13,450,000

(b)         Percent of class:  11.7%*

(c)          Number of units as to which the person has:

(i)             Sole power to vote or to direct the vote:  0

(ii)          Shared power to vote or to direct the vote:  13,450,000

(iii)       Sole power to dispose or to direct the disposition of:  0

(iv)      Shared power to dispose or to direct the disposition of:  13,450,000

15.       Corbin J. Robertson, Jr.

(a)         Amount beneficially owned:  13,450,000

(b)         Percent of class:  11.7%*

(c)          Number of units as to which the person has:

(i)             Sole power to vote or to direct the vote:  0

(ii)          Shared power to vote or to direct the vote:  13,450,000

(iii)       Sole power to dispose or to direct the disposition of:  0

(iv)      Shared power to dispose or to direct the disposition of:  13,450,000

Quintana Shipping Ltd. is the record holder of the common shares of Golden Ocean Group Ltd. reported herein. Quintana Shipping Investors LLC, which is wholly owned by Quintana Shipping Ltd., is managed by a board of directors appointed by Riverstone Quintana Shipping Holdco, LLC and entities controlled by Corbin J. Robertson. Accordingly, Riverstone/Carlyle Global Energy and Power Fund IV (Cayman), L.P. and Mr. Robertson may be deemed to share beneficial ownership of the shares of Golden Ocean Group Ltd. owned by Quintana Shipping Ltd. QSO Holdco, LLC, Quintana Ship Owners LLC, QSI Holdco, LLC, QSI Holdings, L.P., Quintana Capital Group II, L.P. and Quintana Capital Group GP, Ltd. are controlled by Mr. Robertson.

Riverstone Quintana Shipping Holdco, LLC is controlled by Riverstone/Carlyle Global Energy and Power Fund IV (Cayman), L.P. (“R/C IV (Cayman)”), an alternative investment vehicle of Riverstone/Carlyle Global Energy and Power Fund IV, L.P. (“R/C IV”). R/C IV (Cayman) is controlled by its general partner, Riverstone/Carlyle Energy Partners IV (Cayman), L.P., which is in turn controlled by its general partner, R/C GP IV Cayman LLC I, an affiliate of R/C Energy GP IV, LLC.  R/C Energy GP IV, LLC is managed by a management committee. Pierre F. Lapeyre, Jr., David M. Leuschen, James T. Hackett, Michael B. Hoffman, N. John Lancaster, Daniel A. D’Aniello and Edward J. Mathias, as members of the management committee of R/C Energy GP IV, LLC, may be deemed to possess voting and dispositive powers with respect to the aggregate 13,450,000 shares of common stock of Golden Ocean Group Ltd. owned by Quintana Shipping Ltd. Such individuals expressly disclaim any beneficial ownership over such shares.

Item 5.                                                         Ownership of Five Percent or Less of a Class: Not applicable.

Item 6.                                                         Ownership of More than Five Percent on Behalf of Another Person: Not applicable.

Item 7.                                                         Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person: Not applicable.

Item 8.                                                         Identification and Classification of Members of the Group: Not applicable.

Item 9.                                                         Notice of Dissolution of Group: Not applicable.

Item 10.                                                  Certifications:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete and correct.

Dated:  July 17, 2017

QUINTANA SHIPPING LTD.

By:		/s/ Eleftherios Papatrifon
	Name:	Eleftherios Papatrifon
	Title:	Director, Chief Executive Officer

QUINTANA SHIPPING INVESTORS LLC

By:		/s/ Paul Cornell
	Name:	Paul Cornell
	Title:	Director

[Signature Page – Schedule 13G]

RIVERSTONE QUINTANA SHIPPING HOLDCO, LLC

By	Riverstone/Carlyle Global Energy and Power Fund IV (Cayman), L.P., its managing member

By:	Riverstone/Carlyle Energy Partners IV (Cayman), L.P., its general partner

By:	R/C GP IV Cayman LLC I, its general partner

By:		/s/ Thomas J. Walker
	Name:	Thomas Walker
	Title:	Authorized Person

RIVERSTONE/CARLYLE GLOBAL ENERGY AND POWER FUND IV (CAYMAN), L.P.

By:	Riverstone/Carlyle Energy Partners IV (Cayman), L.P., its general partner

By:	R/C GP IV Cayman LLC I, its general partner

By:		/s/ Thomas J. Walker
	Name:	Thomas Walker
	Title:	Authorized Person

RIVERSTONE/CARLYLE ENERGY PARTNERS IV (CAYMAN), L.P.

By:	R/C GP IV Cayman LLC I, its general partner

By:		/s/ Thomas J. Walker
	Name:	Thomas Walker
	Title:	Authorized Person

R/C GP IV CAYMAN LLC I

By:		/s/ Thomas J. Walker
	Name:	Thomas Walker
	Title:	Authorized Person

[Signature Page – Schedule 13G]

RIVERSTONE/CARLYLE ENERGY PARTNERS IV, L.P.

By:	R/C Energy GP IV, LLC, its general partner

By:		/s/ Thomas J. Walker
	Name:	Thomas Walker
	Title:	Authorized Person

R/C ENERGY GP IV, LLC

By:		/s/ Thomas J. Walker
	Name:	Thomas Walker
	Title:	Authorized Person

[Signature Page – Schedule 13G]

QSO HOLDCO, LLC

By:	Quintana Ship Owners LLC, its managing member

By:		/s/ Corbin J. Robertson, Jr.
	Name:	Corbin J. Robertson, Jr.
	Title:	President

QUINTANA SHIP OWNERS LLC

By:		/s/ Corbin J. Robertson, Jr.
	Name:	Corbin J. Robertson, Jr.
	Title:	President

QSI HOLDCO, LLC

By:	QSI Holdings, L.P., its managing member

By:	Quintana Capital Group II, L.P., its general partner

By:	Quintana Capital Group GP, Ltd., its general partner

By:		/s/ Corbin J. Robertson, Jr.
	Name:	Corbin J. Robertson, Jr.
	Title:	Managing Partner

QSI HOLDINGS, L.P.

By:	Quintana Capital Group II, L.P., its general partner

By:	Quintana Capital Group GP, Ltd., its general partner

By:		/s/ Corbin J. Robertson, Jr.
	Name:	Corbin J. Robertson, Jr.
	Title:	Managing Partner

QUINTANA CAPITAL GROUP II, L.P.

By:	Quintana Capital Group GP, Ltd., its general partner

By:		/s/ Corbin J. Robertson, Jr.
	Name:	Corbin J. Robertson, Jr.
	Title:	Managing Partner

[Signature Page – Schedule 13G]

QUINTANA CAPITAL GROUP GP, LTD.

By:		/s/ Corbin J. Robertson, Jr.
	Name:	Corbin J. Robertson, Jr.
	Title:	Managing Partner

By:		/s/ Corbin J. Robertson, Jr.
	Name:	Corbin J. Robertson, Jr., Individually

[Signature Page – Schedule 13G]

LIST OF EXHIBITS

Exhibit No.	Description
99.1	Joint Filing Agreement.